Exhibit 99.1

Brilliant Acquisition Corporation Announces Extension of Completion Window to September 25, 2021

June 22, 2021 18:00 ET | Source: Brilliant Acquisition

New York, June 22, 2021 (GLOBE NEWSWIRE) -- Brilliant Acquisition Corporation (the “Company”) announced today that it has extended the period of time it will have to consummate its initial business combination by 3 months from the current deadline of June 25, 2021 until September 25, 2021 (the “completion window”) because the Company’s Sponsor, Nisun Investment Holding Limited is timely depositing $460,000 in the Company’s trust account, representing $0.10 per Unit as additional interest on the proceeds in the trust account. The Company’s stockholders are not entitled to vote on or redeem their shares in connection with such extension of the completion window.

About the Company

Brilliant Acquisition Corporation is a blank check company organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, or other similar business combination with one or more businesses or entities. The Company’s efforts to identify a prospective target business will not be limited to any particular industry or country, but the Company intends to initially focus on targets operating in the Asia-Pacific markets. Specifically, the Company intends to focus on sectors and industries within the Asia-Pacific region that can leverage emerging favorable demographic, political, and economic trends, including current economic and business trends throughout Singapore, China, Indonesia, Vietnam, as well other Asia-Pacific jurisdictions.

Forward Looking Statements

This press release includes forward-looking statements that involve risks and uncertainties. Forward looking statements are statements that are not historical facts. Such forward- looking statements are subject to risks and uncertainties, which could cause actual results to differ from the forward-looking statements. The Company expressly disclaims any obligations or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with respect thereto or any change in events, conditions or circumstances on which any statement is based.

Contact:

Dr. Peng Jiang
Chief Executive Officer
Brilliant Acquisition Corporation
+ (86) 021-80125497